EXHIBIT 99.1

                                                                     MASSEY LOGO
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                              Katharine W. Kenny
                                                    Director, Investor Relations
                                                                  (804) 788-1824

                      MASSEY ENERGY REPORTS 4TH QUARTER AND
                         YEAR END 2003 FINANCIAL RESULTS

Richmond, Virginia, January 29, 2004 - Massey Energy Company (NYSE:MEE) today reported that financial results for its fourth quarter ended December 31, 2003 were in line with its previously issued guidance. Produced coal revenues of $323.1 million were up slightly in the 2003 fourth quarter and EBITDA increased 17% to $40.2 million from $34.3 million in the fourth quarter of 2002.

Coal sales volume for the quarter remained relatively flat, at 10.3 million tons in 2003 versus 10.4 million tons in 2002. Massey reported an after-tax loss for the fourth quarter of $16.7 million, or $0.22 per share, compared to a loss of $10.6 million, or $0.14 per share for the comparable period in 2002. The fourth quarter 2003 loss included a pre-tax charge to interest expense of $6.3 million, or $0.05 per share, primarily for unamortized financing costs related to the Company's previous credit facility. These costs were written off at the time of the November private offering. The fourth quarter 2002 loss included a pre-tax charge of $10.6 million, or $0.08 per share, representing an arbitration award in favor of Duke Energy related to a contract dispute.

"Our fourth quarter results were within our projections and our underground mining operations performed better," commented Don L. Blankenship, Massey Chairman and CEO. "The fourth quarter of each year is generally a difficult quarter and this year was typical. Weather-related production issues and railroad disruptions also contributed to higher costs." Average cash costs for the fourth quarter of 2003 were almost identical to cash costs in the fourth quarter of 2002, excluding the impact of the Duke arbitration award.

"As has been widely reported, the coal marketplace remains very strong, both domestically and abroad," continued Blankenship. The combination of high natural gas prices, the improving economy, the weak dollar, higher ocean freight rates and limited coal supply from Central Appalachia has all contributed to this improvement. Moreover, while coal demand for electricity generation is currently expected to grow by over 2% in 2004, metallurgical coal demand has also accelerated. "We believe that the shortage of coal to meet the demand is more than a short-term phenomenon," said Blankenship. "Worldwide demand for coal appears strong and is likely to continue to be strong."

For the full year 2003, produced coal revenues decreased 4%, to $1.26 billion compared to $1.32 billion for 2002. Coal sales volume for the full year decreased by 3% to 41.0 million tons in 2003 from 42.1 million tons in the same twelve-month period in 2002. The Company reported an after-tax loss for the year of $32.3 million, or $0.43 per share, before a $7.9 million, or $0.11 per share, charge to record the cumulative effect of an accounting change. Including this charge, the Company reported a loss of $40.2 million, or $0.54 per share, compared to a loss of $32.6 million, or $0.44 per share, in 2002. The 2002 loss included pre-tax charges totaling $49.4 million, or $0.42 per share, related to the reserve taken subsequent to the Harman jury verdict, the Duke arbitration award and the write-off of capitalized development costs. EBITDA for 2003 totaled $179.0 million, compared to $181.0 million in the previous year.

On November 10, 2003, the Company reported the refinancing of its credit facility and term loan with a $360 million private offering of 6.625% Senior Notes due November 15, 2010. Subsequent to the fourth quarter, the Company completed the realignment of its debt structure with a new asset-based revolving credit facility, which replaced an existing $80 million accounts receivable financing program and provides for borrowings of up to $130 million, including a $100 million sublimit for letters of credit. This realignment began in May of 2003 when the Company issued $132 million in 4.75% Convertible Senior Notes and resulted in an improved cash position and an increase in overall liquidity.

Massey ended the fourth quarter with available liquidity of $149.4 million, including $60.6 million availability on its previously outstanding accounts receivable program and $88.8 million in cash. Total debt at the end of the quarter was $788.0 million, consisting of the $132 million of Convertible Senior Notes, $360 million of 6.625% Senior Notes, $283 million of 6.95% Senior Notes and $16.2 million of capital lease obligations, less the fair value hedging adjustment of $3.2 million related to an interest rate swap on $240 million of the Company's November note offering. After deducting available cash of $88.8 million and restricted cash of $141.8 million that supported letters of credit, net debt totaled $557.4 million. Total debt-to-book capitalization ratio was 50.9% at December 31, 2003, an increase from 40.5% at December 31, 2002. Total net debt-to-book capitalization was 42.3% at December 31, 2003 compared to 39.0% at December 31, 2002.

The Company projects sales of 45 to 47 million tons in 2004, with sales commitments currently at 45 million tons. The average sales price per ton for 2004 is expected to be between $33.00 and $34.00, compared to an average sales price per ton of $31.44 for the fourth quarter of 2003 and $30.79 for the full year 2003. Current sales commitments for 2005 and 2006 total approximately 38 and 14 million tons, respectively, at higher sales prices.

"We continue to expect EBITDA of between $240 and $320 million for 2004," stated Blankenship. "However, we expect a relatively weak first quarter because, as often occurs this time of year, we are experiencing weather-related operational and shipping issues, combined with some lower-priced carryover tonnage." The Company further noted that its four longwalls are scheduled to move to new panels in the first quarter ending March 31, 2004. The Company anticipates shipping between 10.5 and 11.5 million tons during the quarter at an estimated average price per ton of between $32.50 and $33.00. For the first quarter, Massey projects financial results of between breakeven and a loss of $0.20 per share, and EBITDA of between $40 and $60 million.

Capital expenditures during 2003 totaled $181 million, including $20 million related to the purchase of surface mine reserves and approximately $17 million related to the buyout of a longwall equipment lease. Capital expenditures in 2002 totaled $135 million. The Company now anticipates capital expenditure levels of between $160 and $180 million for 2004, excluding buyouts of existing operating leases. DD&A totaled $196.5 million in 2003 compared to $207.7 million in 2002, which included the write-off of $13.2 million in capitalized development costs. DD&A is currently expected to total $200 to $210 million in 2004.

"We are encouraged by the receipt of new permits that will allow us to mine in some lower cost areas at our Edwight, Constitution and Superior surface mines," said Blankenship. "We are also investing in new surface mining equipment for several mines, including our large Twilight mine, to help us improve our productivity and respond to the strong market conditions."

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on Friday morning, January 30, 2004, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will also be available via the website and also by telephone. The conference call replay via telephone can be accessed through 11:59 p.m. ET on February 6, 2004 by dialing
(800) 369-1248 or (402) 220-9835.

FORWARD-LOOKING STATEMENTS: The preceding release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company's actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company's control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company's operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company's failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company's Form 10-K (as amended by Form 10-K/A) for the year ended December 31, 2002, its subsequently filed interim reports and its Form S-4 filed on January 21, 2004. Massey's filings are available either publicly, under the Investor Relations page of Massey's website,
www.masseyenergyco.com,   or  upon  request  from  Massey's  Investor  Relations
Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact:
Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

                                       ###

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

                                            MASSEY ENERGY COMPANY
                                  CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
                    (in Millions, except # of employees, per share & per ton information)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      For the three months ended       For the twelve months ended
                                                                    ----------------------------      -----------------------------
                                                                    December 31,    December 31,      December 31,     December 31,
                                                                        2003            2002              2003             2002
                                                                     ---------       ----------       -----------      -----------
Revenues
    Produced coal revenue                                             $ 323.1         $  321.3         $ 1,262.1       $  1,318.9
    Freight and handling revenue                                         25.3             30.4              91.8            112.0
    Purchased coal revenue                                               32.1             34.8             115.3            117.1
    Bond repurchase income                                                  -              3.3               0.6              3.3
    Insurance settlement                                                    -                -              17.7                -
    Other revenue                                                        14.1             20.8              65.9             78.8
                                                                       -------         --------         ---------       ----------
          Total revenues                                                394.6            410.6           1,553.4          1,630.1

Costs and expenses
    Cost of produced coal revenue                                       281.6            296.4           1,115.9          1,166.2
    Freight and handling costs                                           25.3             30.4              91.8            112.0
    Cost of purchased coal revenue                                       32.3             34.4             117.2            119.6
    Depreciation, depletion and amortization applicable to:                 -
        Cost of produced coal revenue                                    52.4             45.5             192.0            203.9
        Selling, general and administrative                               1.1              1.1               4.5              3.8
    Selling, general and administrative                                  12.9             12.8              39.7             40.1
    Other expense                                                         2.3              2.3               9.8             11.2
                                                                       -------         --------         ---------       ----------
          Total costs and expenses                                      407.9            422.9           1,570.9          1,656.8

                                                                       -------         --------         ---------       ----------
Earnings (Loss) from operations                                         (13.3)           (12.3)            (17.5)           (26.7)

Interest income                                                           1.8              1.6               5.2              4.5
Interest expense                                                        (18.4)            (9.0)            (48.3)           (35.3)
                                                                       -------         --------         ---------       ----------
Loss before taxes                                                       (29.9)           (19.7)            (60.6)           (57.5)
Income tax benefit                                                      (13.2)            (9.1)            (28.3)           (24.9)
                                                                       -------         --------         ---------       ----------

      Loss before cumulative effect of change in
        accounting principle                                            (16.7)           (10.6)            (32.3)           (32.6)

Cumulative effect of change in accounting principle, net of
  tax of $5.0 million                                                       -                -              (7.9)               -
                                                                       -------         --------         ---------       ----------
Net Loss                                                              $ (16.7)        $  (10.6)        $   (40.2)      $    (32.6)
                                                                       =======         ========         =========       ==========

Loss per share - (Basic and Diluted)
    Loss before cumulative effect of change in
      accounting principle                                            $ (0.22)        $  (0.14)        $   (0.43)      $    (0.44)
    Cumulative effect of change in accounting principle, net of tax         -                -             (0.11)               -
                                                                       -------         --------         ---------       ----------
    Net loss                                                          $ (0.22)        $  (0.14)        $   (0.54)      $    (0.44)
                                                                       =======         ========         =========       ==========

Shares used to calculate loss per share
        Basic and Diluted                                                74.7             74.5              74.6             74.4
                                                                       =======         ========         =========       ==========

EBIT                                                                  $ (13.3)        $  (12.3)        $   (17.5)      $    (26.7)
EBITDA                                                                $  40.2         $   34.3         $   179.0       $    181.0

-----------------------------------------------------------------------------------------------------------------------------------
                                                             Three months ended         Twelve months ended
                                                        ----------------------------  -------------------------
                                                        December 31,    December 31,  December 31, December 31,
                                                            2003            2002          2003         2002
                                                         ----------      ----------    ---------     ---------

Produced tons sold:
Utility                                                        6.6             7.0         27.6          27.4
Metallurgical                                                  2.7             2.5          9.6          10.9
Industrial                                                     1.0             0.9          3.8           3.8
                                                         ----------      ----------    ---------     ---------
    Total produced tons sold                                  10.3            10.4         41.0          42.1
                                                         ==========      ==========    =========     =========

Total tons produced                                           10.1            10.4         41.0          43.9

Produced coal revenue per ton sold
Utility                                               $      29.81    $      28.39    $   29.08    $    28.83
Metallurgical                                         $      34.45    $      35.45    $   34.63    $    35.77
Industrial                                            $      34.04    $      36.14    $   33.48    $    36.42
     Produced coal revenue per ton sold               $      31.44    $      30.80    $   30.79    $    31.30

Average cash cost per ton                             $      28.66    $      29.67    $   28.19    $    28.64

Capital expenditures                                  $       94.7    $       13.1    $   180.6    $    135.1
Number of employees                                          4,430           4,552        4,430         4,552

------------------------------------------------------------------------------------------------------------

                                                                   December 31,                  December 31,
                                                                       2003                          2002
                                                                    ----------                    ----------
ASSETS

Cash and cash equivalents                                           $    88.8                     $     2.7
Trade and other accounts receivable                                     152.6                         175.8
Inventories                                                             206.6                         193.7
Other current assets                                                    255.6                         137.6
Net property, plant and equipment                                     1,480.2                       1,534.5
Other noncurrent assets                                                 194.7                         197.1
                                                                    ----------                    ----------

Total assets                                                        $ 2,378.5                     $ 2,241.4
                                                                    ==========                    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY


Short term debt                                                     $     3.7                     $   264.0
Other current liabilities                                               256.3                         305.5
Long-term debt                                                          784.3                         286.0
Other noncurrent liabilities                                            575.3                         577.7
                                                                    ----------                    ----------
Total liabilities                                                     1,619.6                       1,433.2
                                                                    ----------                    ----------

                                                                    ----------                    ----------
Total shareholders' equity                                              758.9                         808.2
                                                                    ----------                    ----------

Total liabilities and shareholders' equity                          $ 2,378.5                     $ 2,241.4
                                                                    ==========                    ==========


-----------------------------------------------------------------------------------------------------------------------------------

Note 1: The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months and twelve months ended December 31, 2003 and 2002, as such inclusion would result in antidilution.

Note 2: EBIT is defined as net income (loss) before deducting cumulative effect of accounting change, net, income taxes, and interest, or income (loss) from operations, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below shows how we calculate EBITDA.


                                                                        Three months ended               Twelve months ended
                                                                            December 31,                    December 31
                                                                       -----------------------         ------------------------
                                                                         2003            2002            2003             2002
                                                                       --------       --------         --------        --------
Net Loss                                                               $ (16.7)       $ (10.6)         $ (40.2)        $ (32.6)
Cumulative effect of change in accounting principle, net                     -              -              7.9               -
                                                                       --------       --------         --------        --------
Loss before cumulative effect of change in accounting principle, net     (16.7)         (10.6)           (32.3)          (32.6)
Income tax benefit                                                       (13.2)          (9.1)           (28.3)          (24.9)
Interest expense (income), net                                            16.6            7.4             43.1            30.8
                                                                       --------       --------         --------        --------
Income (loss) from operations                                            (13.3)         (12.3)           (17.5)          (26.7)
Depreciation, depletion and amortization                                  53.5           46.6            196.5           207.7
                                                                       --------       --------         --------        --------
EBITDA                                                                  $ 40.2        $  34.3          $ 179.0         $ 181.0
                                                                       ========       ========         ========        ========

Note 3: "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the most directly comparable generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.


                                                   Three months ended December 31,             Twelve months ended December 31,
                                                -------------------------------------     ----------------------------------------
                                                      2003                2002                   2003                  2002
                                                -----------------   -----------------     ------------------   -------------------
                                                   $      per ton      $      per ton         $      per ton       $       per ton
                                                   -      -------      -      -------         -      -------       -       -------
Total Costs and expenses                        $ 407.9   $ 39.59   $ 422.9    $40.58     $ 1,570.9   $38.32   $ 1,656.8   $ 39.33
Less: Freight and handling costs                   25.3   $  2.46      30.4    $ 2.92          91.8   $ 2.24       112.0   $  2.66
Less: Cost of purchased coal revenue               32.3   $  3.14      34.4    $ 3.30         117.2   $ 2.86       119.6   $  2.84
Less: Depreciation, depletion and amortization     53.5   $  5.21      46.6    $ 4.47         196.5   $ 4.79       207.7   $  4.93
Less: Other expense                                 2.3   $  0.22       2.3    $ 0.22           9.8   $ 0.24        11.2   $  0.26
                                                -------   -------   -------    ------     ---------   ------   ---------   -------
Average Cash cost                               $ 294.5   $ 28.66   $ 309.2    $29.67     $ 1,155.6   $28.19   $ 1,206.3   $ 28.64
                                                =======             =======               =========            =========


Note 4: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.

Note 5: "Net debt" is calculated as the sum of Current debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company's debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the most directly comparable generally accepted accounting principle measure of Long-term debt to Net debt.

                                                        December 31,
                                     -----------------------------------------------------------
                                         2003                                      2002
                                     ------------------                    ---------------------
Long-term debt                                 $ 784.3                                  $ 286.0
Plus:  Current debt                                3.7                                    264.0
Less:  Cash and cash equivalents                  88.8                                      2.7
Less:  Restricted cash                           141.8                                     31.5
                                     ------------------                    ---------------------
Net debt                                       $ 557.4                                  $ 515.8
                                     ==================                    =====================


Note 6: The "Total debt-to-book capitalization" ratio is calculated as the sum of Current debt and Long-term debt divided by the sum of Current debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

                                                                       December 31,
                                                  ---------------------------------------------------------
                                                       2003                                      2002
                                                  ----------------                    ---------------------
Long-term debt                                            $ 784.3                                  $ 286.0
Plus:  Current debt                                           3.7                                    264.0
                                                  ----------------                    ---------------------
Total debt (numerator)                                      788.0                                    550.0

Plus:  Total shareholders' equity                           758.9                                    808.2
                                                  ----------------                    ---------------------
Book capitalization (demoninator)                       $ 1,546.9                                $ 1,358.2
                                                  ================                    =====================

Total debt-to-book capitalization ratio                     50.9%                                    40.5%
                                                  ================                    =====================

-----------------------------------------------------------------------------------------------------------
Net debt (from Note 5) (numerator)                          557.4                                    515.8
Plus:  Total shareholders' equity                           758.9                                    808.2
                                                  ----------------                    ---------------------
Adjusted book capitalization (demoninator)              $ 1,316.3                                $ 1,324.0
                                                  ================                    =====================

Total net debt-to-book capitalization ratio                 42.3%                                    39.0%
                                                  ================                    =====================

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